Exhibit 1.1

88 Post Road West Westport, CT 06880 Phone: (800) 727-7922 Fax: (203) 662-9771 www.europac.net

August 30, 2013

Mr. Anthony C. Schnur
Chief Executive Officer
Lucas Energy, Inc.
3550 Timmons Lane, Suite 1550
Houston, Texas  77027

Re:           Placement Agency Agreement

Dear Mr. Schnur:

The purpose of this letter agreement (this “Agreement”) is to set forth the terms and conditions pursuant to which Euro Pacific Capital, Inc. (the “Placement Agent”), shall serve as the sole Placement Agent for Lucas Energy, Inc. (the “Company”), on a “best efforts” basis, in connection with the proposed placement (the “Placement”) of registered securities (the “Securities”) of the Company, which may include shares (the “Shares”) of the Company’s common stock (the “Common Stock”) pursuant to a “shelf takedown.” This Agreement is limited to the Placement of Securities primarily to Ironman Master Fund.

This Agreement shall become effective upon the date it is signed by the Company (the “Effective Date”).

The Company and the investors (each an “Investor” and, collectively, the “Investors”) who purchase the Shares in the Placement shall mutually agree upon the terms and conditions of the Placement and nothing herein enables the Placement Agent to bind the Company or any Investor. This Agreement and the documents executed and delivered by the Company and the Investors in connection with the Placement shall be collectively referred to herein as the “Transaction Documents.” The date of each of the closings of the Placement shall be referred to herein as the “Closing Date.” The Company expressly acknowledges and agrees that the Placement Agent’s obligations hereunder are on a reasonable “best efforts” basis only and that the execution of this Agreement does not constitute a commitment by the Placement Agent to purchase or to sell the Securities and does not ensure the successful placement of the Securities or any portion thereof. The identities of the Investors to which the Placement Agent introduces the Company shall be proprietary information of the Placement Agent and shall not be divulged to third parties by the Company, nor used by the Company outside the scope of the Placement Agent’s engagement as described herein, other than as required by applicable law.

1.           Fees and Expenses.

(a)           As compensation to the Placement Agent for its services hereunder, the Company agrees to pay the Placement Agent, promptly upon the closing of the Placement, a cash placement fee (the “Placement Fee”) equal to 6% of the gross proceeds raised in the Placement; provided, however, that the Placement Fee for amounts of gross proceeds in excess of Three Million Dollars ($3,000,000.00) shall be 3%.

(b)           In addition, if the Placement is not consummated during the term, for reasons other than termination of this engagement by the Placement Agent, and during the Residual Period (as defined below) any person introduced to the Company by the Placement Agent during the term purchases Securities from the Company, or any of its affiliates, the Company agrees to pay the Placement Agent upon the closing of each such purchase such cash fees that would otherwise have been payable to the Placement Agent if such transaction occurred during the term as part of the Placement. All such persons introduced to the Company shall be pre-approved by the Company before any introduction to the Company shall occur.

(c)           The Company will be responsible for pre-approved reasonable out-of-pocket expenses related to the Placement including, without limitation, travel expenses, due diligence, photocopying, courier services and attorney’s fees.  The aggregate total amount of the out-of-pocket expenses (including attorney’s fees) shall not exceed US$25,000 without prior written approval by the Company.

(d)           All fees and any other amounts payable hereunder are payable in U.S. dollars, free and clear of any United States or foreign withholding taxes or deductions, and shall be payable to an account designated by the Placement Agent.

(e)           Notwithstanding anything to the contrary in this Agreement, the compensation provided for in this Agreement shall be subject to such reduction as may be necessary for the compensation to comply with Financial Industry Regulatory Authority (“FINRA”) Rule 5110.

2.           Company Representations and Warranties. The Company represents and warrants to, and agrees with, the Placement Agent that:

(a)           The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (Registration File No. 333-188663) under the Securities Act of 1933, as amended (the “Securities Act”), which became effective on May 24, 2013, for the registration under the Securities Act of the Securities. At the time of such filing and on the date hereof, the Company met the requirements of Form S-3 under the Securities Act. Such registration statement meets the requirements set forth in Rule 415(a)(1)(x) under the Securities Act and complies with said Rule. The Company will file with the Commission pursuant to Rule 424(b) under the Securities Act, and the rules and regulations (the “Rules and Regulations”) of the Commission promulgated thereunder, a supplement to the form of prospectus included in such registration statement relating to the placement of the Securities and the plan of distribution thereof and has advised the Placement Agent of all further information (financial and other) with respect to the Company required to be set forth therein. Such registration statement, including the exhibits thereto, as amended at the date of this Agreement, is hereinafter called the “Registration Statement”; such prospectus in the form in which it appears in the Registration Statement is hereinafter called the “Base Prospectus”; and the supplemented form of prospectus, in the form in which it will be filed with the Commission pursuant to Rule 424(b) (including the Base Prospectus as so supplemented) is hereinafter called the “Prospectus Supplement.” Any reference in this Agreement to the Registration Statement, the Base Prospectus or the Prospectus Supplement shall be deemed to refer to and include the documents incorporated by reference therein (the “Incorporated Documents”) pursuant to Item 12 of Form S-3 which were filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or before the date of this Agreement, or the issue date of the Base Prospectus or the Prospectus Supplement, as the case may be; and any reference in this Agreement to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, the Base Prospectus or the Prospectus Supplement shall be deemed to refer to and include the filing of any document under the Exchange Act after the date of this Agreement, or the issue date of the Base Prospectus or the Prospectus Supplement, as the case may be, deemed to be incorporated therein by reference. All references in this Agreement to financial statements and schedules and other information that is “contained,” “included,” “described,” “referenced,” “set forth” or “stated” in the Registration Statement, the Base Prospectus or the Prospectus Supplement (and all other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information that is or is deemed to be incorporated by reference in the Registration Statement, the Base Prospectus or the Prospectus Supplement, as the case may be. At the date of this Agreement, no stop order suspending the effectiveness of the Registration Statement or the use of the Base Prospectus or the Prospectus Supplement has been issued, and no proceeding for any such purpose is pending or has been initiated or, to the Company's knowledge, is threatened by the Commission. For purposes of this Agreement, “free writing prospectus” has the meaning set forth in Rule 405 under the Securities Act and the “Time of Sale Prospectus” means the preliminary prospectus, if any, together with the free writing prospectuses, if any, used in connection with the Placement, including any documents incorporated by reference therein.

(b)           The Registration Statement (and any further documents to be filed with the Commission) contains all exhibits and schedules as required by the Securities Act. Each of the Registration Statement and any post-effective amendment thereto, at the time it became effective, complied in all material respects with the Securities Act and the Exchange Act and the applicable Rules and Regulations and did not and, as amended or supplemented, if applicable, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Base Prospectus, the Time of Sale Prospectus, if any, and the Prospectus Supplement, each as of its respective date, comply in all material respects with the Securities Act and the Exchange Act and the applicable Rules and Regulations. Each of the Base Prospectus, the Time of Sale Prospectus, if any, and the Prospectus Supplement, as amended or supplemented, did not and will not contain as of the date thereof any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Incorporated Documents, when they were filed with the Commission, conformed in all material respects to the requirements of the Exchange Act and the applicable Rules and Regulations, and none of such documents, when they were filed with the Commission, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein (with respect to Incorporated Documents incorporated by reference in the Base Prospectus or Prospectus Supplement), in light of the circumstances under which they were made not misleading; and any further documents so filed and incorporated by reference in the Base Prospectus, the Time of Sale Prospectus, if any, or Prospectus Supplement, when such documents are filed with the Commission, will conform in all material respects to the requirements of the Exchange Act and the applicable Rules and Regulations, as applicable, and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No post-effective amendment to the Registration Statement reflecting any facts or events arising after the date thereof which represent, individually or in the aggregate, a fundamental change in the information set forth therein is required to be filed with the Commission. There are no documents required to be filed with the Commission in connection with the transaction contemplated hereby that (i) have not been filed as required pursuant to the Securities Act or (ii) will not be filed within the requisite time period. There are no contracts or other documents required to be described in the Base Prospectus, the Time of Sale Prospectus, if any, or Prospectus Supplement, or to be filed as exhibits or schedules to the Registration Statement, that have not been or will be described or filed as required.

(c)           The Company is currently eligible to use free writing prospectuses in connection with the Placement pursuant to Rules 164 and 433 under the Securities Act. Any free writing prospectus that the Company is required to file pursuant to Rule 433(d) under the Securities Act has been, or will be, filed with the Commission in accordance with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Each free writing prospectus that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act or that was prepared by or on behalf of or used by the Company complies or will comply in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. The Company will not, without the prior consent of the Placement Agent, prepare, use or refer to, any free writing prospectus.

(d)           The Company will as promptly as practicable deliver to the Placement Agent complete conformed copies of the Registration Statement and of each consent and certificate of experts, as applicable, filed as a part thereof, and conformed copies of the Registration Statement (without exhibits), the Base Prospectus, the Time of Sale Prospectus, if any, and the Prospectus Supplement, as amended or supplemented, in such quantities and at such places as the Placement Agent reasonably requests. Neither the Company nor any of its directors and officers has distributed and none of them will distribute, prior to the Closing Date, any offering material in connection with the offering and sale of the Securities other than the Base Prospectus, the Time of Sale Prospectus, if any, the Prospectus Supplement, the Registration Statement, copies of the documents incorporated by reference therein and any other materials permitted by the Securities Act.

(e)           There are no affiliations with any FINRA member firm among the Company’s officers, directors or, to the knowledge of the Company, any five percent (5%) or greater stockholder of the Company.

(f)           The Placement Agent shall be entitled to rely upon any and all representations and warranties of the Company included in the purchase agreements entered into by the Company and the Investors in connection with the Placement (the “Purchase Agreement”) and such representations and warranties are incorporated by reference into this Agreement as if set forth in full herein, subject to the qualifications and limitations therein, including, but not limited to, any disclosure set forth on an applicable schedule.

3.           Representations and Warranties of the Placement Agent. The Placement Agent represents and warrants to the Company that: (i) it will comply with all applicable federal laws regarding trading in securities of the Company, and (ii) that it is a registered broker-dealer in good standing with the relevant regulatory agencies.

4.           Conditions to Closing; Deliveries.  The obligations of the Placement Agent and the Investors, and the closing of the sale of the Securities hereunder are subject to the accuracy, when made and on the Closing Date, of the representations and warranties on the part of the Company and its Subsidiaries contained herein and in the Purchase Agreement, to the accuracy of the statements of the Company and its Subsidiaries made in any certificates pursuant to the provisions hereof or the Purchase Agreement, to the performance by the Company and its Subsidiaries of their obligations hereunder and under the Purchase Agreement, and to each of the following additional terms and conditions:

(a)           The Placement Agent shall receive on each Closing Date:

(i)
A written opinion of counsel for the Company, dated the Closing Date and addressed to the Placement Agent in form and substance satisfactory to the Placement Agent, which shall include, without limitation, opinions related to (i) the corporate existence of the Company and power to operate its business; (ii) the corporate power and authority of the Company to execute all agreements and perform its obligations related to the Placement; (iii) the ability of the Company to enter into all agreements and perform its obligations related to the Placement without contravening or violating (or causing the triggering of any anti-dilution or similar provisions in) its charter documents, any other agreements or any applicable law, regulation or rule; (iv) that any Securities will be duly authorized, fully paid, validly issued and non-assessable, as applicable; (v) that no approval, consent, order, filing or notice is required to complete the Placement and for the Company to perform its obligations in the Placement; (vi) the effectiveness of the Registration Statement and that all filings required by the Securities Act of 1933, as amended, have been made; (vii) the listing of all Common Stock included in or underlying the Securities on any national exchange on which the Company’s Common Stock is listed; and (viii) the Company’s status as an “investment company” as defined in the Investment Company Act of 1940, as amended; and

(ii)
A letter or letters (which letters are frequently referred to as “comfort letters”) from the Company’s Independent Auditor, dated as of the Closing Date in form and substance reasonably satisfactory to the Placement Agent.

(b)           No stop order suspending the effectiveness of either of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission, and any request for additional information on the part of the Commission (to be included in the Registration Statement, the Base Prospectus or the Prospectus Supplement or otherwise) shall have been complied with to the reasonable satisfaction of the Placement Agent.

(c)           The Placement Agent shall not have discovered and disclosed to the Company on or prior to the Closing Date that either of the Registration Statement, the Base Prospectus or the Prospectus Supplement or any amendment or supplement thereto contains an untrue statement of a fact which, in the reasonable opinion of counsel for the Placement Agent, is material or omits to state any fact which, in the reasonable opinion of such counsel, is material and is required to be stated therein or is necessary to make the statements therein not misleading.

(d)           All corporate proceedings and other legal matters incident to the authorization, form, execution, delivery and validity of each of this Agreement, the Securities, the Registration Statement, the Base Prospectus and the Prospectus Supplement and all other legal matters relating to this Agreement and the transactions contemplated hereby shall be reasonably satisfactory in all material respects to counsel for the Placement Agent, and the Company shall have furnished to such counsel all documents and information that they may reasonably request to enable them to pass upon such matters.

(e)           Except as disclosed in the Registration Statements or the Prospectus Supplement or reports filed by the Company under the Exchange Act, neither the Company nor any of its Subsidiaries shall have sustained since the date of the latest audited financial statements included or incorporated by reference in the Base Prospectus, (1) any loss or interference with its business from fire, explosion, flood, terrorist act or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth in or contemplated by the Base Prospectus and (ii) since such date there shall not have been any change in the capital stock or long-term debt of the Company or any of its Subsidiaries or any change, or any development involving a prospective change, in or affecting the business, general affairs, management, financial position, stockholders’ equity, results of operations or prospects of the Company and its Subsidiaries, otherwise than as set forth in or contemplated by the Base Prospectus, the effect of which, in any such case described in clause (i) or (ii), is, in the judgment of the Placement Agent, so material and adverse as to make it impracticable or inadvisable to proceed with the sale or delivery of the Securities on the terms and in the manner contemplated by the Base Prospectus, the Time of Sale Prospectus, if any, and the Prospectus Supplement.

(f)           The Common Stock is registered under the Exchange Act and, as of the Closing Date, the Shares shall be listed and admitted and authorized for trading on the Company’s trading market, and satisfactory evidence of such actions shall have been provided to the Placement Agent.  The Company shall have taken no action designed to, or likely to have the effect of terminating the registration of the Common Stock under the Exchange Act or delisting or suspending from trading the Common Stock from the Company’s trading market, nor has the Company received any information suggesting that the Commission or the Company’s trading market is contemplating terminating such registration or listing.

(g)           Subsequent to the execution and delivery of this Agreement, there shall not have occurred any of the following: (i) trading in securities generally on the New York Stock Exchange, the NASDAQ Global Market or the NYSE Amex or in the over-the-counter market, or trading in any securities of the Company on any exchange or in the over-the-counter market, shall have been suspended or minimum or maximum prices or maximum ranges for prices shall have been established on any such exchange or such market by the Commission, by such exchange or by any other regulatory body or governmental authority having jurisdiction, (ii) a banking moratorium shall have been declared by federal or state authorities or a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States, (iii) the United States shall have become engaged in hostilities in which it is not currently engaged, the subject of an act of terrorism, there shall have been an escalation in hostilities involving the United States, or there shall have been a declaration of a national emergency or war by the United States, or (iv) there shall have occurred any other calamity or crisis or any change in general economic, political or financial conditions in the United States or elsewhere, if the effect of any such event in clause (iii) or (iv) makes it, in the good faith judgment of the Placement Agent, impracticable or inadvisable to proceed with the sale or delivery of the Securities on the terms and in the manner contemplated by the Base Prospectus and the Prospectus Supplement.

(h)            No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any governmental agency or body which would, as of the Closing Date, prevent the issuance or sale of the Securities or result in a material adverse effect; and no injunction, restraining order or order of any other nature by any federal or state court of competent jurisdiction shall have been issued as of the Closing Date which would prevent the issuance or sale of the Securities or result in a material adverse effect.

(i)           The Company shall have prepared and filed with the Commission a Current Report on Form 8-K with respect to the Placement, including as an exhibit thereto this Agreement.

(j)           The Company shall have entered into Purchase Agreements with each of the Purchasers and such agreements shall be in full force and effect and shall contain representations and warranties of the Company as agreed between the Company and the Purchasers.

(k)           FINRA shall have raised no objection to the fairness and reasonableness of the terms and arrangements of this Agreement.  In addition, the Company shall, if requested by the Placement Agent, make or authorize Placement Agent’s counsel to make on the Company’s behalf, an Issuer Filing with FINRA pursuant to FINRA Rule 5110 with respect to the Registration Statement and pay all filing fees required in connection therewith.

(l)           Prior to the Closing Date, the Company shall have furnished to the Placement Agent such further information, certificates and documents as the Placement Agent may reasonably request.

(m)           All opinions, letters, evidence and certificates mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Placement Agent.

5.           Term and Survival.

(a)           The term of the Placement Agent’s engagement hereunder shall end six (6) months after the earlier to occur: (i) the closing of the Placement and (ii) September 30, 2013; provided, however, that either the Placement Agent or the Company may terminate this Agreement at any time on 5 days’ prior written notice to the other party.  Upon any such termination, the Placement Agent will be entitled to collect all fees earned and expenses incurred through the date of termination.  A “Residual Period” shall extend for twelve (12) months from the date of termination or expiration of this Agreement.

(b)           The provisions of Sections 1(b), 6, 7, 8, 9, 10, and 11 of this Agreement, including Appendix I and Appendix II shall survive this Agreement’s expiration or termination.  The representations and warranties of the Company set forth in this Agreement shall survive for as long as the the representations and warranties of the Company set forth in the Purchase Agreement survive.

6.           Placement Agent Information.  The Company agrees that any information or advice rendered by the Placement Agent in connection with this engagement is for the confidential use of the Company only in its evaluation of the Placement and, except as otherwise required by law, the Company will not disclose or otherwise refer to the advice or information provided by the Placement Agent in any manner without prior written consent of the Placement Agent.

7.           No Fiduciary Relationship or Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating rights enforceable by any person or entity that is not a party hereto, except those entitled hereto by virtue of the indemnification provisions hereof. The Company acknowledges and agrees that the Placement Agent is not and shall not be construed as a fiduciary of the Company and that the Placement Agent shall not have any duties or liabilities to the equity holders or the creditors of the Company or to any other person by virtue of this Agreement or the retention of the Placement Agent hereunder, all of which are hereby expressly waived.

8.           Indemnification; Contribution and Confidentiality.   The Company agrees to indemnify the Placement Agent and its controlling persons, representatives and agents in accordance with the indemnification provisions set forth in Appendix I hereto, and the parties agree to the confidentiality provisions of Appendix II hereto, all of which are incorporated herein by reference.  These provisions will apply regardless of whether the Placement is consummated.

9.           Announcements. The Company grants to the Placement Agent the right to place customary announcement(s) of the Placement in certain newspapers and to mail announcement(s) to persons and firms selected by Placement Agent, at the Placement Agent’s expense, subject to the Company’s prior approval, which shall not be unreasonably withheld.

10.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the state of New York applicable to contracts executed and to be wholly performed therein without giving effect to its conflicts of laws principles or rules.  The Company and Placement Agent agree that any dispute concerning this Agreement shall be resolved exclusively through binding arbitration before FINRA pursuant to its arbitration rules.  Arbitration will be venued in New York, New York, USA (the “Agreed Forum”).  Each of the Company and Placement Agent agree that the Agreed Forum is not an “inconvenient forum” for proceedings hereunder, and each hereby agree to the personal jurisdiction of the Agreed Forum and that service of process by mail to the address for such party as set forth in this letter (or such other address as a party hereto shall notify the other in writing) constitute full and valid service for such proceedings.

11.           Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by each of the Placement Agent and the Company. The representations, warranties, agreements and covenants contained herein shall survive the closing of the Placement and delivery of the Securities, as applicable. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or a .pdf format file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or .pdf signature page were an original thereof.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified on the signature pages attached hereto prior to 6:30 p.m. (New York, NY time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number on the signature pages attached hereto on a day that is not a business day or later than 6:30 p.m. (New York, NY time) on any business day, (c) the business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party receiving notice if delivered through any other means.  Nothing in this Agreement letter shall be construed to limit the ability of the Placement Agent or its respective affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory or any other business relationship with entities other than the Company, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the Company, and notwithstanding that such entities may have actual or potential operations, products, services, plans, ideas, customers or supplies similar or identical to the Company’s, or may have been identified by the Company as potential merger or acquisition targets or potential candidates for some other business combination, cooperation or relationship.  The Company acknowledges and agrees that it does not claim any proprietary interest in the identity of any other entity in its industry or otherwise, and that the identity of any such entity is not confidential information under Appendix II of this Agreement.

[Signature Page Follows]

We look forward to working with you toward the successful conclusion of this engagement, and developing a long-term relationship with the Company.

Very truly yours,

EURO PACIFIC CAPITAL, INC.

By:	_/s/ Gerald L. Mars______________________________________________
Name: Gerald L. Mars
Title: Managing Director

Address for Notices:
88 Post Road West
Westport, CT 06880
Phone: (800) 727-7922
Fax: (203) 662-9771
Attention: [*]

Confirmed and accepted as of
this _____ day of August, 2013:

LUCAS ENERGY, INC.

By:	__/s/ Anthony C. Schnur_____________________________________________
Anthony C. Schnur
Chief Executive Officer

Address for Notices:
Lucas Energy, Inc.
3555 Timmons St., Suite 1550
Houston, TX  77027
P: 713-528-1881
F: 713-337-1510

APPENDIX I

INDEMNIFICATION AND CONTRIBUTION

The Company agrees to indemnify and hold harmless Placement Agent and its respective affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) and their respective directors, officers, employees, agents and controlling persons (Placement Agent and each such person being an “Indemnified Party”) from and against all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, which are related to or result from the performance by Placement Agent of the services contemplated by or the engagement of Placement Agent pursuant to, this Agreement and will promptly reimburse any Indemnified Party on demand for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising from any threatened or pending claim, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company.  The Company will not be liable to any Indemnified Party under the foregoing indemnification and reimbursement provisions, (i) for any settlement by an Indemnified Party effected without the Company’s prior written consent (not to be unreasonably withheld); or (ii) to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted directly or indirectly from Placement Agent’s willful misconduct or gross negligence.  The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the engagement of Placement Agent pursuant to, or the performance by Placement Agent of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted directly or indirectly from Placement Agent’s willful misconduct or gross negligence.

Promptly after receipt by an Indemnified Party of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the Company pursuant hereto, promptly notify the Company in writing of the same.  In case any such action is brought against any Indemnified Party and such Indemnified Party notifies the Company of the commencement thereof, the Company may elect to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and an Indemnified Party may employ counsel to participate in the defense of any such action provided, that the employment of such counsel shall be at the Indemnified Party’s own expense, unless (i) the employment of such counsel has been authorized in writing by the Company, (ii) the Indemnified Party has reasonably concluded (based upon advice of counsel to the Indemnified Party) that there may be legal defenses available to it or other Indemnified Parties that are different from or in addition to those available to the Company, or that a conflict or potential conflict exists (based upon advice of counsel to the Indemnified Party) between the Indemnified Party and the Company that makes it impossible or inadvisable for counsel to the Indemnifying Party to conduct the defense of both the Company and the Indemnified Party (in which case the Company will not have the right to direct the defense of such action on behalf of the Indemnified Party), or (iii) the Company has not in fact employed counsel reasonably satisfactory to the Indemnified Party to assume the defense of such action within a reasonable time after receiving notice of the action, suit or proceeding, in each of which cases the reasonable fees, disbursements and other charges of such counsel will be at the expense of the Company; provided, further, that in no event shall the Company be required to pay fees and expenses for more than one firm of attorneys representing Indemnified Parties unless the defense of one Indemnified Party is unique from that of another Indemnified Party subject to the same claim or action.  Any failure or delay by an Indemnified Party to give the notice referred to in this paragraph shall not affect such Indemnified

Party’s right to be indemnified hereunder, except to the extent that such failure or delay causes actual harm to the Company, or prejudices its ability to defend such action, suit or proceeding on behalf of such Indemnified Party.

If the indemnification provided for in this Agreement is for any reason held unenforceable by an Indemnified Party, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Placement Agent on the other hand, of the Offering as contemplated whether or not the Offering is consummated or, (ii) if (but only if) the allocation provided for in clause (i) is for any reason unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand and Placement Agent, on the other hand, as well as any other relevant equitable considerations.  The Company agrees that for the purposes of this paragraph the relative benefits to the Company and Placement Agent of the Offering as contemplated shall be deemed to be in the same proportion that the total value received or contemplated to be received by the Company or its shareholders, as the case may be, as a result of or in connection with the Offering bear to the fees paid or to be paid to Placement Agent under this Agreement.  Notwithstanding the foregoing, the Company expressly agrees that Placement Agent shall not be required to contribute any amount in excess of the amount by which fees paid to Placement Agent hereunder (excluding reimbursable expenses), exceeds the amount of any damages which Placement Agent has otherwise been required to pay.

The Company agrees that without the prior written consent of Placement Agent, which shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provisions of this Agreement (in which Placement Agent or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such Indemnified Party is not named as a defendant, the Company agrees to promptly reimburse Placement Agent on a monthly basis for all expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel.

If multiple claims are brought with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, the Company agrees that any judgment or arbitrate award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the judgment or arbitrate award expressly states that it, or any portion thereof, is based solely on a claim as to which indemnification is not available.

APPENDIX II

INFORMATION TO BE SUPPLIED; CONFIDENTIALITY

In connection with the activities of Placement Agent on behalf of the Company as set forth in the engagement agreement to which this Appendix is attached (the “Agreement”), the Company will furnish Placement Agent with all financial and other information regarding the Company that Placement Agent reasonably believes appropriate to its assignment (all such information so furnished by the Company, whether furnished before or after the date of this Agreement, being referred to herein as the “Information”).  The Company will provide Placement Agent with access to the officers, directors, employees, independent accountants, legal counsel and other advisors and consultants of the Company.  The Company recognizes and agrees that Placement Agent (i) will use and rely primarily on the Information and information available from generally recognized public sources in performing the services contemplated by this Agreement without independently verifying the Information or such other information, (ii) does not assume responsibility for the accuracy of the Information or such other information, and (iii) will not make an appraisal of any assets or liabilities owned or controlled by the Company or its market competitors.

Placement Agent will maintain the confidentiality of the Information during the and following the termination or expiration of the term of the Agreement and, unless and until such information shall have been made publicly available by the Company or by others without breach of a confidentiality agreement, shall disclose the Information only as authorized by the Company or as required by law or by order of a governmental authority or court of competent jurisdiction.  In the event that Placement Agent is legally required to make disclosure of any of the Information, Placement Agent will: (i) give prompt notice to the Company prior to such disclosure, to the extent that Placement Agent can practically do so, (ii) reasonably assist the Company at the Company’s cost in seeking a protective order or other relief from the disclosure of the Information and (iii) if compelled to disclose Information, limit such disclosure to only those matters which it is compelled to disclose.

The foregoing paragraph shall not apply to information that:

(i)           at the time of disclosure by the Company is, or thereafter becomes, generally available to the public or within the industries in which the Company or Placement Agent or its affiliates conduct business, other than as a direct result of a breach by Placement Agent of its obligations under this Agreement;

(ii)           prior to or at the time of disclosure by the Company, was already in the possession of, or conceived by, Placement Agent or any of its affiliates, or could have been developed by them from information then in their possession, by the application of other information or techniques in their possession, generally available to the public, or available to Placement Agent or its respective affiliates other than from the Company (in each case, as demonstrated by Placement Agent’s written records); or

(iii)           at the time of disclosure by the Company or thereafter, is obtained by Placement Agent or any of their respective affiliates from a third party who Placement Agent reasonably believes to be in possession of the information not in violation of any contractual, legal or fiduciary obligation to the Company or its affiliates with respect to that information.

Nothing in this Agreement shall be construed to limit the ability of Placement Agent or its respective affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory or any other business relationship with entities other than the Company, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the

Company, and notwithstanding that such entities may have actual or potential operations, products, services, plans, ideas, customers or supplies similar or identical to the Company’s, or may have been identified by the Company as potential merger or acquisition targets or potential candidates for some other business combination, cooperation or relationship. The Company expressly acknowledges and agrees that it does not claim any proprietary interest in the identity of any other entity in its industry or otherwise, and that the identity of any such entity is not Information for purposes hereof.